EXHIBIT 99.1

Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309

VALEANT PHARMACEUTICALS PRESENTS FINAL ANALYSES
OF VIRAMIDINE® PHASE 2 CLINICAL TRIAL AT EASL

— Viramidine Phase 2 SVR Data Presented in Detail—
— Four Valeant Abstracts Accepted for Presentation at EASL —

     COSTA MESA, Calif., April 18, 2005 – Valeant Pharmaceuticals International (NYSE: VRX) presented the final analyses of sustained viral response (SVR) and relapse rate data from its Viramidine Phase 2 clinical trial at the 40th Annual Meeting of the European Association for the Study of the Liver (EASL) in Paris, France. The company is developing Viramidine®, a nucleoside (guanosine) analog, in oral form, currently in Phase 3 clinical trials, for administration in combination with pegylated interferon for the treatment of chronic hepatitis C in treatment-naïve patients.

     The results of the Phase 2 proof-of-concept study validate the study design by continuing to show that Viramidine demonstrates a significantly reduced incidence of anemia and comparable efficacy to ribavirin.

     The Viramidine Phase 2 study, conducted entirely in the United States, consisted of 180 treatment-naïve subjects with chronic HCV. Treatment duration was based on genotype, with genotypes 2 and 3 receiving 24 weeks of treatment and genotype 1 receiving 48 weeks of treatment, each with a post-treatment follow-up period of 24 weeks. The 24-week follow-up period is considered the standard evaluation of efficacy.

     As previously reported, anemia rates (Hb < 10g/dL) during the treatment period were significantly lower in patients treated with Viramidine than those treated with ribavirin (4 percent versus 27 percent; p<0.001). Among patients receiving the 400 mg BID dosage of Viramidine, there were no cases of defined anemia and among patients receiving the 600 mg BID dosage there was only one case of defined anemia (2 percent). In contrast, there was an 11 percent incidence of defined anemia in the 800 mg BID arm and a 27 percent incidence in the ribavirin arm. Other types of adverse events were similar between treatment arms. The most common other adverse events associated with combination therapy are fatigue, headache, insomnia, depression and myalgia.

     At the end of the 24-week follow-up period, the SVR rates among the Viramidine arms and ribavirin were not statistically different. The overall response and response by genotype stratification, along with the 95 percent confidence intervals (CI) by treatment arm are summarized as follows:

Viramidine Phase 2
Percent of Patients with Undetectable HCV RNA* at End of 24-Week
Follow-Up Period
(Intent-to-Treat Analysis)

		Overall			Genotype 1			Genotype 2/3
		95%	Response	95%	95%	Response	95%	95%	Response	95%
	Dose	Low CI	Rate	High CI	Low CI	Rate	High CI	Low CI	Rate	High CI
Viramidine	400mg BID	11%	23%	36%	5%	17%	29%	16%	45%	75%
	600mg BID	23%	37%	52%	11%	27%	43%	35%	62%	88%
	800mg BID	16%	29%	42%	5%	18%	31%	30%	58%	86%
ribavirin	1,000/1,200mg Daily	30%	44%	59%	19%	35%	51%	46%	73%	99%

*	Bayer TMA Assay; sensitivity to 5 IU/mL, 25 copies/mL

     Valeant also presented data on the percent of patients that had undetectable levels of virus at end-of-treatment but had detectable levels of virus at the end of the 24-week follow-up period. This analysis of viral relapse evaluated Viramidine’s impact on sustaining the viral response in patients through the 24-week follow-up period. Results of this analysis showed that a similar percent of patients in the Viramidine groups experienced relapse in viral response compared to the ribavirin group.

     The overall relapse rate and relapse rate by genotype stratification, along with the 95 percent confidence intervals (CI) by treatment arm are summarized as follows:

Viramidine Phase 2

Percent of Patients with Detectable HCV RNA at End of Follow-Up Excluding Patients with
Detectable HCV RNA at End of Treatment
(Evaluable* Patient Analysis)

		Overall			Genotype 1
		95%	Relapse	95%	95%	Relapse	95%
	Dose	Low CI	Rate	High CI	Low CI	Rate	High CI
Viramidine	400mg BID	45%	64%	83%	48%	71%	95%
	600mg BID	23%	42%	61%	28%	53%	79%
	800mg BID	36%	57%	78%	44%	69%	94%
ribavirin	1,000/1,200mg Daily	22%	41%	59%	26%	48%	69%

*	Evaluable patients are those with an undetectable end-of-treatment viral load and a 24-week follow-up assay completed.

     Valeant is currently conducting two pivotal Phase 3 trials: VISER1 and VISER2 (VISER stands for VIramidine’s Safety and Efficacy vs. Ribavirin). These two trials compare the 600 mg BID dose of Viramidine to the ribavirin 1,000/1,200 mg daily dose with approximately 100 sites worldwide and approximately 1,000 patients in each study. Phase 3 is the last phase in a multi-phase clinical evaluation that may lead to the filing of a New Drug Application. The significantly expanded patient populations in the Phase 3 studies are necessary to substantiate the reduction in anemia and comparable efficacy seen in the Phase 2 trials.

     Based on the results of the Phase 2 study, planning is underway to launch research initiatives directed at patients who are HCV-infected with underlying renal failure, those who are co-infected with HIV, and those who have undergone a liver transplant. Valeant is committed to initiating these Phase 3b/4 studies at the appropriate time and clinical research advisory boards with expertise in each of these areas are expected to be convened within the next few months to provide input on these important projects.

     In addition to the presentation of the data discussed above, Valeant had three other abstracts accepted at EASL: Absorption, Metabolism and Excretion of [14C] Viramidine in Human; Comparative Disposition and Metabolic Profiles of [14C] Remofovir (now pradefovir) and [14C] Adefovir dipivoxil in Rat Liver and Kidney; and Safety, Tolerability, Pharmacokinetics and Pharmacodynamics of Remofovir in Chronic HBV Patients in U.S. and Canada Following Daily Dosing for 28 Days.

     As a reflection of Valeant’s support of the development of effective hepatitis C treatments, on April 14, 2005, Valeant sponsored a Satellite Symposium entitled “An Update on Ribavirin Analogues: Meeting the Challenge of Anemia in Hepatitis C Treatment.”

     About Valeant

     Valeant Pharmaceuticals International (NYSE: VRX) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.

     FORWARD-LOOKING STATEMENTS

     This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Valeant Pharmaceuticals, including funding and conducting clinical trials and expected research and development expenses. These statements are based upon the current expectations and beliefs of Valeant Pharmaceuticals’ management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Valeant Pharmaceuticals’ control, adverse events that would require the clinical trials to be prematurely terminated, clinical results that indicate continuing clinical and commercial pursuit of Viramidine is not advisable, the fact that Phase 2 clinical trial results are not always indicative of those seen in Phase 3 clinical trials, and the risk factors and other cautionary statements discussed in Valeant Pharmaceuticals’ filings with the U.S. Securities and Exchange Commission.

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